EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HOLLIS-EDEN ANNOUNCES FILING OF AN IND FOR NEUMUNE

IN THE UNITED STATES

HHS Anticipates Releasing Draft RFP by July 2005 for Therapeutics to Treat Acute

Radiation Syndrome as Medical Countermeasures to Nuclear Terrorism

SAN DIEGO, CA – May 31, 2005 – Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:HEPH) today announced that it has filed an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) to begin Phase I clinical trials in human volunteers with NEUMUNE™ (HE2100) in the United States. A similar Phase I clinical trial for NEUMUNE is currently ongoing in the Netherlands. NEUMUNE is being developed for the treatment of Acute Radiation Syndrome (ARS). ARS is a potentially lethal condition caused by high-dose radiation exposure that might result from a nuclear or radiological terrorist attack or from an accident at a nuclear facility. The Department of Health and Human Services (HHS) has recently updated on its website the process of procuring under Project BioShield therapies to treat ARS, indicating that it anticipates releasing by July 2005 a draft Request for Proposal (RFP) (http://www2.eps.gov/spg/HHS/OOS/OASPHEP/Reference%2DNumber%2DRFI%2DORDC%2D05%2D01A/Synopsis.html).

Hollis-Eden is developing NEUMUNE under an FDA rule (the Animal Efficacy Rule) designed for medical countermeasures to weapons of mass destruction. According to this rule, for indications in which it would be unethical to conduct efficacy studies in humans (as is the case with radiation injury), marketing approval may be granted based on the demonstration of efficacy in relevant animal species and successful completion of Phase I safety trials in humans.

As previously reported, Hollis-Eden has conducted and reported on dose-ranging radiation studies in over 200 non-human primates. In animals receiving moderate doses of radiation, NEUMUNE has demonstrated a reduction in the incidence of neutropenia (loss of white blood cells), thrombocytopenia (loss of platelets) and anemia (loss of red blood cells) compared to animals not receiving the compound. In animals receiving high doses of radiation, NEUMUNE demonstrated a reduction in both febrile neutropenia and severe thrombocytopenia, as well as a survival benefit as compared to animals not receiving NEUMUNE. The ability to protect both neutrophils and platelets with a single agent may be particularly important, as recent preclinical studies have demonstrated that both sepsis related to neutrophil loss and hemorrhage as a result of platelet depletion contribute to death from ARS. Pivotal studies in non-human primates, designed to demonstrate efficacy in support of a planned New Drug Application (NDA) filing, are expected to begin in the second half of 2005.

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Under the Phase I clinical trial program, in addition to analyzing safety, initial studies are being conducted to determine the concentration of NEUMUNE that can be achieved in human blood. This pharmacokinetic (PK) information can then be used in selecting the final dose for the pivotal efficacy study in non-human primates, as well as a larger human clinical trial to demonstrate safety. Under the Animal Efficacy Rule, matching the drug levels in humans with that which produces efficacy in the appropriate animal species is a requirement for approval. By comparing the concentration of NEUMUNE that can be achieved in humans to that which has already been established in non-human primates, the Company expects to be able to match the dose most likely to achieve efficacy in the pivotal studies with a dose that is achievable and tolerable in humans. The studies to be conducted in the U.S. are designed to complement the clinical program that has already commenced in the Netherlands.

Hollis-Eden is pursuing an advance purchase contract under Project BioShield to provide NEUMUNE to the U.S. government’s Strategic National Stockpile for use by the military, first responders and civilians who may be at risk of radiation injury. In October 2004 HHS issued a Request for Information (RFI) for therapeutics to treat neutropenia and thrombocytopenia associated with ARS. An RFI begins a process by which the government can contract with industry for large-scale manufacturing and delivery of licensable products to the Strategic National Stockpile in preparation for response to a public health emergency. Hollis-Eden submitted a formal response to the RFI in December 2004. This response included data generated with NEUMUNE in preclinical models of ARS, as well as information relating to safety and manufacturing, and also included preliminary estimates of pricing that were volume dependent. While there can be no assurances that Hollis-Eden will be requested to participate, the next step in the procurement process is expected to be the issuance by HHS of a Request for Proposal (RFP) detailing initial stockpiling requirements for qualified bidders. As described above, HHS has recently indicated on its website that it anticipates releasing by July 2005 a draft RFP for therapeutics to treat ARS. Hollis-Eden believes it is in a strong position to respond to an RFP for ARS therapies.

Project BioShield also contains provisions enabling HHS to begin purchasing new medical countermeasures for the Strategic National Stockpile in advance of formal FDA approval. This provision, known as an Emergency Use Authorization, has already been implemented for other development stage medical countermeasures to weapons of mass destruction.

“Issuance of a draft RFP for Acute Radiation Syndrome under Project BioShield will be a positive market signal that the government is moving to procure a drug therapy for this indication,” said John Clerici, a partner at McKenna Long & Aldridge LLP, recently retained by Hollis-Eden to assist in responding to the potential upcoming RFP for ARS therapies. “A draft RFP typically includes detailed information on the government’s requirements for a product or products HHS is seeking to procure for the Strategic National Stockpile, including the number of doses needed and the timeframe for supplying those doses. We applaud HHS’ efforts to enhance the Strategic National Stockpile with important new medical countermeasures to nuclear terrorism.”

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“Filing our IND to commence human studies with NEUMUNE in the U.S. is another significant milestone for our ARS development program,” stated Richard Hollis, Chairman and CEO of Hollis-Eden Pharmaceuticals. “We believe Hollis-Eden is the first company to file an IND with the FDA for a compound designed to treat ARS. By undertaking these Phase I studies, it is our goal to demonstrate that NEUMUNE is safe in humans and to establish the appropriate dose level for the required pivotal efficacy studies in non-human primates. We believe NEUMUNE can be an important addition to our nation’s stockpile of medical countermeasures to weapons of mass destruction, and are pleased to see that HHS appears committed to moving forward in the near term to procure new treatments for neutropenia and thrombocytopenia associated with ARS. Given the extensive experience we now have with NEUMUNE in primate models of radiation injury, the benefit that has been seen on both neutropenia and thrombocytopenia as well as survival, the attractive safety profile to date, and the fact that NEUMUNE has the potential to be practical for use in an outpatient setting, we believe we are well positioned to respond to our nation’s call to provide new therapies for this important indication.”

Acute Radiation Syndrome (ARS)

ARS, also referred to as radiation sickness, is an acute illness caused by high doses of radiation exposure over a significant portion of the body in a relatively short time period. This exposure results in the depletion of hematopoietic stem cells and progenitors, resulting in severe neutropenia and thrombocytopenia. Severe neutropenia can significantly increase an individual’s susceptibility to life threatening infections, while thrombocytopenia increases the risk of bleeding. Currently there are no therapeutics approved to mitigate ARS. The ability to provide protection against both bleeding episodes and systemic infections with a single agent has the potential to make NEUMUNE useful in an outpatient setting, without the need for hospitalization, which may be particularly important in a mass casualty scenario.

Hollis-Eden Pharmaceuticals

Hollis-Eden Pharmaceuticals, Inc. is a development-stage pharmaceutical company based in San Diego, California, working to become the world leader in the development of a new class of investigational drugs known as immune regulating hormones (IRHs). The goal of IRH therapy is to direct, through controlling gene expression, the production of key cytokines and enzymes that re-regulate immune and metabolic functions toward homeostasis, a profile that could be useful in a wide variety of diseases. The Company has a number of investigational compounds under development, including NEUMUNE, which the Company is developing for use in protection from Acute Radiation Syndrome (ARS); PHOSPHONOL™, a non-IRH candidate for providing protection against DNA mutations from radiation exposure and chemotherapy treatment; and IMMUNITIN™, which has shown activity in a variety of infectious diseases, including HIV/AIDS, tuberculosis and malaria. Hollis-Eden is also developing IRHs for protection from chemotherapy and other conditions of immune dysregulation such as autoimmunity. For more information on Hollis-Eden, contact the Company’s website at www.holliseden.com.

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This press release contains forward-looking statements concerning the potential and prospects of the Company’s drug discovery program and its drug candidates. Any statement describing a goal, expectation, intention or belief of the Company is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, including the ability to complete preclinical and clinical trials successfully and within specified timelines, if at all; the ability to safely obtain sufficient blood levels of NEUMUNE in human clinical trials; the ability to obtain regulatory approval for NEUMUNE, even if shown to be effective in preclinical studies; the ability to receive any stockpiling orders for NEUMUNE from the U.S. and foreign governments, even if approved by regulatory authorities; the Company’s future capital needs; the Company’s ability to obtain additional funding; the ability of the Company to protect its intellectual property rights and to not infringe the intellectual property rights of others; the development of competitive products by other companies; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release.

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Contact:

Dan Burgess, Chief Operating Officer and CFO

or Scott Rieger, Director, Corporate Communications

Hollis-Eden Pharmaceuticals

(858) 587-9333

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